EXHIBIT 23(I)

CONSENT OF INDEPENDENT AUDITORS’

To the Board of Directors of
MML Bay State Life Insurance Company

        We consent to the inclusion in this Post-Effective Amendment No. 7 to Registration Statement No. 33-79750 of MML Bay State Life Insurance Company on Form S-2 of our report dated February 8, 2001, on our audits of the statutory financial statements of MML Bay State Life Insurance Company as of December 31, 2000 and 1999 and for the years then ended, which includes explanatory paragraphs relating to the use of statutory accounting practices which differ from accounting principles generally accepted in the United States of America. We also consent to the reference to our Firm under the caption “Experts” appearing in the prospectus.

DELOITTE & TOUCHE LLP

Hartford, Connecticut
March 28, 2001